AMENDED AND RESTATED INVESTMENT ADVISORY CONTRACT

Amended and Restated Advisory Contract (this “Contract”) dated as of January 18, 2018, March 15, 20181, June 18, 20182, June 13, 20193, April 30, 20204, March 31, 20215, November 15, 20226, December 31, 20227, November 7, 20238 and [ ], 20259 between IMPAX FUNDS SERIES TRUST I, a Massachusetts business trust (the “Trust”), and IMPAX ASSET MANAGEMENT LLC, a Delaware limited liability company (the “Manager”).

WITNESSETH:

That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.	SERVICES TO BE RENDERED BY THE MANAGER.

(a) The Manager, at its expense, will furnish continuously an investment program for each of Impax Sustainable Allocation Fund, Impax Global Infrastructure ETF, Impax High Yield Bond Fund, Impax Global Environmental Markets Fund, Impax Global Opportunities Fund, Impax Small Cap Fund, Impax International Sustainable Economy Fund, Impax US Sustainable Economy Fund, Impax Core Bond Fund and Impax Large Cap Fund (each a “Fund”), each a series of the Trust, will determine what investments shall be purchased, held, sold or exchanged by each Fund and what portion, if any, of the assets of each Fund shall be held uninvested and shall, on behalf of each Fund, make changes in such investments. Subject always to the control of the trustees of the Trust (collectively, the “Trustees”), the Manager will also manage, supervise and conduct the other affairs and business of each Fund, and matters incidental thereto. In the performance of its duties, the Manager will comply with the provisions of applicable law, the Amended and Restated Agreement and Declaration of Trust and Bylaws of the Trust and the stated investment objectives and policies of each Fund, and will use its best efforts to safeguard and promote the welfare of each Fund and to comply with other policies which the Trustees may from time to time determine and shall exercise the same care and diligence expected of the Trustees.

(b) The Manager, at its expense, will furnish (1) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully; (2) suitable office space for each Fund; and (3) all necessary administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the affairs of each Fund, including determination of each Fund’s net asset value, but excluding shareholder accounting services. Except as otherwise provided in Section 1(d), the Manager will pay the compensation, if any, of the officers of each Fund carrying out the investment management and related duties provided by this Contract.

(c) The Manager, at its expense, shall place all orders for the purchase and sale of portfolio investments for each Fund’s account with brokers or dealers selected by the Manager. In the selection of such brokers or dealers and the placing of such orders, the Manager shall use its best efforts to obtain for each Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for each Fund the most favorable price and execution available, the Manager, bearing in mind the relevant Fund’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Contract or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager’s overall responsibilities with respect to the Fund and to other clients of the Manager as to which the Manager exercises investment discretion.

[1]	With respect to Impax Global Environmental Markets Fund.
[2]	With respect to Impax Global Opportunities Fund.
[3]	With respect to Impax International Sustainable Economy Fund, Impax US Sustainable Economy Fund, and Impax Global Sustainable Infrastructure Fund.
[4]	With respect to Impax International Sustainable Economy Fund.
[5]	With respect to Impax US Sustainable Economy Fund and Impax Global Sustainable Infrastructure Fund.
[6]	With respect to Impax Large Cap Fund.
[7]	With respect to name change for all Funds and the Trust.
[8]	With respect to Impax Global Social Leaders Fund.
[9]	With respect to Impax Global Infrastructure ETF.

(d) Each Fund will pay the fees, if any, of the Trustees.

(e) The Manager shall not be obligated to pay any expenses of or for a Fund not expressly assumed by the Manager pursuant to this Section 1 other than as provided in Section 4.

2.	OTHER AGREEMENTS, ETC.

It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, director, officer or employee of, or be otherwise interested in, the Manager, and in any person controlled by or under common control with the Manager, and that the Manager and any person controlled by or under common control with the Manager may have an interest in the Fund. It is also understood that the Manager and any person controlled by or under common control with the Manager have and may have advisory, management, service or other contracts with other organizations and persons, and may have other interests and business.

3.	COMPENSATION TO BE PAID BY EACH FUND TO THE MANAGER.

Each Fund will pay to the Manager, as compensation for the Manager’s services rendered, for the facilities furnished and for the expenses borne by the Manager pursuant to paragraphs (a), (b) and (c) of Section 1, a fee as described in SCHEDULE A.

In the event that expenses of a Fund for any fiscal year should exceed the expense limitation on investment company expenses imposed by any statute or regulatory authority of any jurisdiction in which shares of the Fund are qualified for offer or sale, the compensation due the Manager for such fiscal year shall be reduced by the amount of excess by a reduction or refund thereof. In the event that the expenses of a Fund exceed any expense limitation which the Manager may, by written notice to the Fund, voluntarily declare to be effective subject to such terms and conditions as the Manager may prescribe in such notice, the compensation due the Manager shall be reduced, and, if necessary, the Manager shall assume expenses of the Fund to the extent required by the terms and conditions of such expense limitation.

4.	ADDITIONAL SERVICES, EXPENSES, ETC.

For all Funds other than the Impax International Sustainable Economy Fund, the Manager shall bear the expenses for each Fund as described below (excluding all taxes and charges of governmental agencies and brokerage commissions incurred in connection with portfolio transactions): (i) with respect to Investor Class shares of each of Impax Sustainable Allocation Fund, Impax US Sustainable Economy Fund and Impax High Yield Bond Fund, the expenses that exceed, on a per annum basis, one and one-half percent (1.50%) of the average daily net asset value of such class of such Fund, and (ii) with respect to Institutional Class shares of Impax High Yield Bond Fund, the expenses that exceed, on a per annum basis, one and fifteen-hundredths percent (1.15%) of the average daily net asset value of such class. Such expenses include: (a) the reimbursement of organizational expenses; (b) fees paid to unaffiliated Trustees; (c) the commissions and/or fees of such Fund’s custodian, distributor, registrar, transfer and dividend disbursing agent, independent registered public accounting firm and legal counsel; and (d) expenses related to shareholder communications, including all expenses of shareholders’ and Trustees’ meetings and of preparing, printing and mailing Fund share certificates, reports, notices, proxy statements and prospectuses to Fund shareholders and Trustees.

For Impax Sustainable Allocation Fund, Impax US Sustainable Economy Fund, Impax BuildX Infrastructure Fund and Impax International Sustainable Economy Fund, the Manager shall pay all of the operating costs and expenses of the Fund (other than charges of governmental agencies, interest incurred on borrowing by the Fund, if any, portfolio transaction expenses, taxes (other than transfer taxes), fees and expenses under any plan adopted in accordance with Rule 12b-1 under the Investment Company Act of 1940 and the rules and regulations thereunder (the “1940 Act”) and extraordinary expenses, which shall be paid by the Trust), including but not limited to custodian fees, transfer agent fees, administrative fees and expenses, accounting expenses, Fund legal fees, any other expenses (including clerical expenses) of issue, sale, repurchase or redemption of shares, expenses of registering or qualifying shares for sale, transfer taxes, all expenses of preparing the registration statement and prospectus with respect to the Fund, and the cost of printing and delivering to shareholders prospectuses and reports, all officer salaries and officer expenses, rent and ordinary office expenses of suitable office space, the expenses of all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully, and all necessary administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the affairs of the Fund, including the determination of the Fund’s net asset value.

5.	ASSIGNMENT TERMINATES THIS CONTRACT.

This Contract shall automatically terminate, without the payment of any penalty, in the event of its assignment.

6.	EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.

This Contract shall become effective upon its execution, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 5) until terminated as follows:

(a) Either party hereto may at any time terminate this Contract by not more than sixty days’ nor less than thirty days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party, or

(b) If (i) the Trustees, or the shareholders of a Fund by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Trustees who are not interested persons of the Fund or of the Manager, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Contract, then this Contract shall automatically terminate with respect to such Fund at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later.

Action by a Fund under clause (a) above may be taken either (i) by vote of a majority of the Trustees or (ii) by the affirmative vote of a majority of the outstanding shares of the Fund.

Termination of this Contract pursuant to this Section 6 will be without the payment of any penalty.

7.	CERTAIN DEFINITIONS.

For the purposes of this Contract, the “affirmative vote of a majority of the outstanding shares of a Fund” means the affirmative vote, at a duly called and held meeting of shareholders of the Fund, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

For the purposes of this Contract, the terms “affiliated person”, “control”, “interested person” and “assignment” shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act; the term “specifically approve at least annually” shall be construed in a manner consistent with the 1940 Act; and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934 and the rules and regulations thereunder.

8.	NON-LIABILITY OF THE MANAGER.

The Manager shall give each Fund the benefit of its best judgment and efforts in rendering the services set forth herein. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to a Fund or to any shareholder of a Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

9.	LIMITATION OF LIABILITY OF THE TRUSTEES, OFFICERS, AND SHAREHOLDERS.

A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Contract is executed on behalf of the Trustees as trustees of the Trust and not individually and that the obligations of or arising out of this Contract are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the relevant Fund.

IN WITNESS WHEREOF, IMPAX FUNDS SERIES TRUST I and IMPAX ASSET MANAGEMENT LLC have each caused this Contract to be signed in duplicate in its behalf by its President or a Vice President thereunto duly authorized, all as of the day and year first above written.

IMPAX FUNDS SERIES TRUST I

By:	/s/
Name:	Edward Farrington
Title:	President

IMPAX ASSET MANAGEMENT LLC

By:	/s/
Name:	Edward Farrington
Title:	President

SCHEDULE A

Fee Schedule

(As of [ ], 2025)

Impax Sustainable Allocation Fund

For services rendered as described in this Contract, Impax Sustainable Allocation Fund shall pay the Manager a fee, computed and paid monthly, at the annual rate of 0.05% of average net asset value of the Fund.

Impax US Sustainable Economy Fund

For services rendered as described in this Contract, Impax US Sustainable Economy Fund shall pay the Manager a fee, computed and paid monthly, at the annual rate as a percentage of the average daily net assets, as follows:

$0 to $225 million – 0.65%

$225 million - $375 million – 0.55%

$375 million to $500 million – 0.50%

Over $500 million – 0.45%

Impax High Yield Bond Fund

For services rendered as described in this Contract, Impax High Yield Bond Fund shall pay the Manager a fee, computed and paid monthly at the annual rate 0.50% of average net asset value of the Fund.

Impax Global Environmental Markets Fund

For services rendered as described in this Contract, Impax Global Environmental Markets Fund shall pay the Manager a fee, computed and paid monthly, at an annual rate as a percentage of the average daily net assets, as follows:

$0 to $1 billion – 0.80%

$1 billion - $1.5 billion – 0.75%

$1.5 billion to $2 billion – 0.70%

$2 billion to $3 billion – 0.65%

Over $3 billion – 0.60%

Impax Small Cap Fund

For services rendered as described in this Contract, Impax Small Cap Fund shall pay the Manager a fee, computed and paid monthly, at the annual rate of 0.75% of average net asset value of the Fund.

Impax International Sustainable Economy Fund

For services rendered as described in this Contract, Impax International Sustainable Economy Fund shall pay the Manager a fee, computed and paid monthly, at the annual rate as a percentage of the average daily net assets, as follows:

$0 to $600 million – 0.48%

$600 million - $750 million – 0.45%

Over $750 million – 0.40%

Impax Global Infrastructure ETF

For services rendered as described in this Contract, Impax Global Infrastructure ETF shall pay the Manager a fee, computed and paid monthly, at the annual rate as a percentage of the average daily net assets, as follows:

$0 to $150 million – 0.60%

$150 million - $375 million – 0.55%

$375 million to $500 million – 0.50%

Over $500 million – 0.45%

Impax Core Bond Fund

For services rendered as described in this Contract, Impax Core Bond Fund shall pay the Manager a fee, computed and paid monthly, at the annual rate of 0.40% of average net asset value of the Fund.

Impax Large Cap Fund

For services rendered as described in this Contract, Impax Large Cap Fund shall pay the Manager a fee, computed and paid monthly, at an annual rate as a percentage of the average daily net assets, as follows:

$0 to $2 billion – 0.65%

$2 billion - $3 billion – 0.62%

$3 billion to $4 billion – 0.58%

Over $4 billion – 0.55%

Impax Global Opportunities Fund

For services rendered as described in this Contract, Impax Global Opportunities Fund shall pay the Manager a fee, computed and paid monthly, at the annual rate of 0.80% of average net asset value of the Fund.

Impax Global Social Leaders Fund

For services rendered as described in this Contract, Impax Global Social Leaders Fund shall pay the Manager a fee, computed and paid monthly, at the annual rate of 0.80% of average net asset value of the Fund.

Fee Calculation

Such average net asset value shall be determined by taking an average of all of the determinations of such net asset value during such month at the close of business on each business day during such month while this Contract is in effect. Such fee shall be payable for each month within 15 days after the end of such month and shall commence accruing as of the date of the initial issuance of shares of each Fund to the public.

If the Manager shall serve for less than the whole of a month, the foregoing compensation shall be prorated.